UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Rudolph Technologies, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 24, 2007

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Rudolph Technologies, Inc. (the “Company”), a Delaware corporation, will be held on May 24, 2007 at 9:00 a.m., local time, at the Company’s metrology business unit facility, located in Mount Olive Township at 550 Clark Drive, Budd Lake, New Jersey, 07828, for the following purposes:

1.    To elect three Class II directors to serve for three-year terms expiring upon the 2010 Annual Meeting of Stockholders or until their successors are elected;

2.    To ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2007; and

3.    To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Included in the mailing of this Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Only stockholders of record at the close of business on March 31, 2007 are entitled to notice of and to vote at the meeting and any adjournment thereof.

All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

FOR THE BOARD OF DIRECTORS

STEVEN R. ROTH

Secretary

Flanders, New Jersey

April 20, 2007

RUDOLPH TECHNOLOGIES, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Rudolph Technologies, Inc. (the “Company”) for use at the 2007 Annual Meeting of Stockholders to be held May 24, 2007 at 9:00 a.m., local time (the “Annual Meeting”), or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s metrology business unit facility, located in Mount Olive Township at 550 Clark Drive, Budd Lake, New Jersey, 07828. The Company’s telephone number is (973) 691-1300.

These proxy solicitation materials and the Company’s Annual Report to Stockholders for the year ended December 31, 2006, including financial statements, were mailed on or about April 20, 2007 to stockholders entitled to vote at the meeting.

Record Date and Voting Securities

Stockholders of record at the close of business on March 31, 2007 (the “Record Date”) are entitled to notice of and to vote at the meeting. At the Record Date, 29,083,478 shares of the Company’s Common Stock, $0.001 par value, were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the Company’s principal executive offices a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

Each stockholder of record is entitled to one vote for each share of Common Stock owned by such stockholder on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to such persons for such services.

Quorum; Abstentions; Broker Non-votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR”, “AGAINST” or “WITHHOLD AUTHORITY” with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

Under current Delaware case law, while broker non-votes (i.e. the votes of shares held of record by brokers as to which the underlying beneficial owners have given no voting instructions) should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner.

Deadlines for Submission of Stockholder Proposals for 2008 Annual Meeting

Stockholders of the Company are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the Securities and Exchange Commission (the “SEC”) and the Bylaws of the Company. Stockholders wishing to present a proposal at the Company’s 2008 Annual Stockholder Meeting must submit such proposal in writing to the Company no later than by December 21, 2007 if they wish for it to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. In addition, under the Company’s Bylaws, a stockholder wishing to make a proposal at the 2008 Annual Stockholder Meeting must submit such a proposal in writing to the Company no later than March 12, 2008. The Nominating and Governance Committee will consider qualified director nominees recommended by stockholders. Our process for receiving and evaluating Board member nominations from our stockholders is described below under the caption “Nominating and Governance Committee.”

No Appraisal Rights

Stockholders have no dissenters’ rights of appraisal with respect to any of the matters to be voted upon at the Annual Meeting.

CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

Rudolph Technologies is committed to sound and effective corporate governance practices. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. The major components of our corporate governance practices are described below.

Codes of Ethics

We have adopted a Code of Business Conduct and Ethics and a Financial Code of Ethics that set forth principles to guide all employees, executive officers and directors and establish procedures for reporting any violations of these principles. These may be found on our website at http://www.rudolphtech.com/CodesEthics.aspx or may be requested by writing to Rudolph Technologies, Inc., Attention: Investor Relations, One Rudolph Road, P.O. Box 1000, Flanders, New Jersey 07836. The Company will disclose any amendment to its codes of ethics or waiver of a provision of its codes of ethics applicable to its officers, including the name of the officer to whom the waiver was granted, on our website at www.rudolphtech.com, on the Investor Relations page.

Board Meetings and Committees

The Board of Directors of the Company held a total of four meetings during 2006. No director attended fewer than 100% of the meetings of the Board of Directors or 67% of the committee meetings upon which such director served. While the Company does not currently have a formal policy regarding the attendance of directors at the annual meeting of stockholders, directors are encouraged to attend. All then current members of the Board of Directors attended the 2006 Annual Meeting of Stockholders. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which has adopted a written charter. The charters of these committees are in compliance with rules adopted by the SEC and the NASDAQ stock market on which our stock is listed (“Nasdaq”).

Board Independence

The Board makes an annual determination as to the independence of each of our Board members under the current standards for “independence” established by Nasdaq and the SEC. The Board has determined that the following members of the Board, consisting of a majority of the Board, satisfy these independence standards: Daniel H. Berry, Paul Craig, Carl E. Ring, Jr., Richard F. Spanier, Thomas G. Greig, Aubrey C. Tobey, John R. Whitten and Michael W. Wright. In addition, on four occasions during 2006, our Board met in executive sessions in which solely the independent Board members were present.

Audit Committee

We have an Audit Committee that assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements and with our compliance with legal and regulatory requirements. Specifically, the Audit Committee recommends engagement of the Company’s independent registered public accountants, and is primarily responsible for approving the services performed by the Company’s independent registered public accountants and for reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls. The report of our Audit Committee is found below under the caption “Audit Committee Report.”

The Audit Committee is governed by its own charter that sets forth its specific responsibilities and the qualifications for membership to the committee. The charter of the Audit Committee is available on our website at www.rudolphtech.com, on the Investor Relations page. The Audit Committee held nine meetings in 2006. In fiscal 2006 there was a change to the composition to the Audit Committee in which John R. Whitten was appointed Audit Committee Chairman, replacing David Belluck in this role upon his resignation from the Company’s Board of Directors on July 26, 2006. In addition, Daniel H. Berry was re-appointed to the Audit Committee in October 2006. Consistent with the foregoing, the Audit Committee is currently composed of Directors Daniel H. Berry, Carl E. Ring, Jr., Aubrey C. Tobey and John R. Whitten. The Board has determined that Daniel H. Berry, Carl E. Ring, Jr., Aubrey C. Tobey and John R. Whitten meet the requirements for membership to the Audit Committee set forth by Nasdaq and the SEC, including that they be “independent.”

The Board has determined that John R. Whitten meets the definition of an “Audit Committee Financial Expert” under SEC rules, and also has the level of financial sophistication required of at least one member of the Audit Committee under Nasdaq rules.

Compensation Committee

The Compensation Committee has its own charter that sets forth its specific responsibilities, including the establishment of the policies upon which compensation of and incentives for the Company’s executive officers will be based, the review and approval of the compensation of the Company’s executive officers, and the administration of the Company’s stock and stock purchase plans. The charter of the Compensation Committee is available on our website at www.rudolphtech.com, on the Investor Relations page.

The Compensation Committee held four meetings during the last year. This Committee is currently composed of Directors Daniel H. Berry, Paul Craig and Carl E. Ring, Jr. Daniel H. Berry was re-appointed to the Compensation Committee in October 2006. The Board has determined that Daniel H. Berry, Paul Craig and Carl E. Ring, Jr. meet the requirements for membership on the Compensation Committee, including the independence requirements of Nasdaq. For a complete discussion of the Compensation Committee, please refer to the Executive Compensation section of the Compensation, Discussion and Analysis (“CD&A”).

Nominating and Governance Committee

Like the other committees of the Board, the Nominating and Governance Committee has its own charter that outlines its responsibilities. These responsibilities include identifying prospective director nominees and recommending to the Board director nominees for the next annual meeting of stockholders and replacements of a director in the event a director steps down. The Nominating and Governance Committee also recommends to the Board director nominees for the Audit and Compensation Committees. The charter of the Nominating and Governance Committee is available on our website at www.rudolphtech.com, on the Investor Relations page.

The Nominating and Governance Committee is currently composed of Directors Thomas G. Greig, Richard F. Spanier, Aubrey C. Tobey and Michael W. Wright and held four meetings during the last year. Michael W. Wright was appointed to the Nominating and Governance Committee in May 2006. The Board has determined that all of these directors meet the requirements for membership to the Nominating and Governance Committee, including the independence requirements of Nasdaq.

The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to grasp complex principles of business, finance, international transactions and semiconductor inspection and metrology technologies. When current Board members are considered for nomination for reelection, the Nominating and Governance Committee also takes into consideration their prior contributions to and performance on the Board and their record of attendance.

The Nominating and Governance Committee will consider the above criteria for nominees identified by the Nominating and Governance Committee itself, by stockholders, or through some other source. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of nomination. The Nominating and Governance Committee may use the services of a third party search firm to assist in the identification or evaluation of Board member candidates.

The Nominating and Governance Committee has a formal policy with regard to consideration of director candidates recommended by the Company’s stockholders. In accordance with the policy, the Committee will consider recommendations and nominations for candidates to the Board of Directors from stockholders of the Company holding no less than 1% of the Company’s securities for at least twelve months prior to the date of the submission of the recommendation or nomination. Stockholders wishing to recommend persons for consideration by the Nominating and Governance Committee as nominees for election to the Company’s Board of Directors can do so by writing to the Office of the General Counsel of the Company at its principal executive offices giving each such person’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement concerning the eligibility and qualifications from the person recommended and of his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. The Company’s Bylaws also contain a procedure for stockholder nomination of directors.

Communications with the Board of Directors

We have a formal policy regarding communications with the Board of Directors. Stockholders may communicate with the Board of Directors by writing to them at c/o Rudolph Technologies, Inc., Office of the General Counsel, One Rudolph Road, P.O. Box 1000, Flanders, New Jersey 07836 and such communications will be forwarded to the Board of Directors. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded to such specific directors, as appropriate.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

The authorized number of directors is currently established at ten. The Company’s Certificate of Incorporation provides that the directors shall be divided into three classes, with the classes serving for staggered, three-year terms. Currently there are three directors in each of Class I and Class II and four directors in Class III. Each of the three Class II directors are to be elected at this Annual Meeting and will hold office until the 2010 Annual Meeting or until their successors have been duly elected and qualified. Each of the four Class III directors will hold office until the 2008 Annual Meeting or until his successor has been duly elected and qualified and each of the three Class I directors will hold office until the 2009 Annual Meeting or until their successors have been duly elected and qualified. These directors were approved by the Board for inclusion on this Proxy Statement based on the recommendation of the Nominating and Governance Committee.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s three nominees named below, each of whom is currently a director of the Company. In the event that any nominee of the Company becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director.

The names of the three Class II nominees for director and certain information about each of them are set forth below. The names of, and certain information about, the current Class I and Class III directors with unexpired terms are also set forth below. All information is as of the Record Date.

Name	Age	Position	Director Since
Nominees Class II Directors:
Daniel H. Berry	61	Operating Partner, Riverside Partners, LLC and Executive Vice President, Applied Precision	1998
Thomas G. Greig	59	Managing Director, Liberty Capital Partners, Inc.	2003
Richard F. Spanier	67	Retired, Chairman Emeritus	1966

Continuing Class III Directors:
Jeff L. O’Dell	46	Strategic Business Fellow, Rudolph Technologies, Inc.	2006
Aubrey C. Tobey	81	President, ACT International	1998
John R. Whitten(1)	60	Former Chief Financial Officer, Vice President and Treasurer, Applied Industrial Technologies, Inc.	2006
Michael W. Wright	60	President and Chief Executive Officer, Octavian Scientific, Inc.	2006

Continuing Class I Directors:
Paul Craig	50	President, Riverside Partners, Inc.	1996
Paul F. McLaughlin	61	Chairman and Chief Executive Officer, Rudolph Technologies, Inc.	1996
Carl E. Ring, Jr	69	Former Managing Director, Liberty Capital Partners, Inc.	1996

(1)	Mr. Whitten was appointed on July 27, 2006 to the Company’s Board of Directors, replacing David Belluck who resigned as a member of the Board as of July 26, 2006.

Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships between any directors or executive officers of the Company.

Paul F. McLaughlin has served as the Company’s Chairman since January 2000 and Chief Executive Officer and as a director of the Company since June 1996. Mr. McLaughlin holds a B.S. in Metallurgical Engineering from Rensselaer Polytechnic Institute, an M.S. in Metallurgy and Materials Science from Lehigh University and an M.B.A. from Harvard University Graduate School of Business Administration.

Daniel H. Berry has served as one of the Company’s directors since October 1998. Since January 2002, Mr. Berry has been an Operating Partner of Riverside Partners, LLC, a private equity investment firm, and since July 2004 has served as Executive Vice President of Applied Precision, a Riverside portfolio company. Mr. Berry was employed by Ultratech Stepper, Inc. (presently Ultratech, Inc.), an equipment supplier to the semiconductor industry, from 1990 to 2001 in various positions including President and Chief Operating Officer from May 1999 to November 2001. Prior to this, Mr. Berry held positions at General Signal, Perkin Elmer and Bell Laboratories. Berry holds a B.S. in Electrical Engineering from the Polytechnic Institute of Brooklyn.

Paul Craig has served as one of the Company’s directors since June 1996. Since February 1988, Mr. Craig has served as President of Riverside Partners, Inc., a private equity investment firm. Mr. Craig holds a B.A. from Harvard University.

Thomas G. Greig has served as one of the Company’s directors since January 2003. Since July 1998, Mr. Greig has been a Managing Director of Liberty Capital Partners, Inc., a private equity investment firm. From December 1985 to July 1998, Mr. Greig was a Managing Director of Donaldson, Lufkin, & Jenrette, Inc., an investment banking firm. Mr. Greig holds a B.S. in Engineering from Princeton University, an M.S.E. in Electrical Engineering from New York University and an M.B.A. from Harvard University Graduate School of Business Administration. Mr. Greig is currently the Non-Executive Chairman of the Board of Black Box Corporation.

Jeff L. O’Dell has served as one of the Company’s directors and its Strategic Business Fellow since February 2006 when the Company merged with August Technology Corporation. Mr. O’Dell co-founded August Technology in September 1992 and served as its Chief Executive Officer from July 2001 to February 2006 and also served as the Chairman of the Board of August Technology from 1994 to February 2006. Mr. O’Dell served as August Technology’s President from September 1992 to July 2001. Mr. O’Dell holds a B.S. in Engineering from the University of Minnesota.

Carl E. Ring, Jr. has served as one of the Company’s directors since June 1996. He was a founding partner of Liberty Partners, L.P., whose general partner is Liberty Capital Partners, Inc., a New York investment management firm, where he served as a Managing Director from September 1992 to October 2001. From June 1991 to September 1992, he was President of Eden, Miller & Co., Incorporated, an investment-banking firm. For more than five years prior thereto, Mr. Ring was a Managing Director of Lehman Brothers Inc., an investment banking and brokerage firm. Mr. Ring holds a B.A. in Mathematics from George Washington University and an M.B.A. from Harvard University Graduate School of Business Administration. Mr. Ring served as a director of Monaco Coach Corporation until May 2005.

Richard F. Spanier has served as Chairman Emeritus of the Company’s Board of Directors since January 2000 and prior to that as the Company’s Chairman of the Board of Directors since September 1966. From September 1966 to June 1996, Dr. Spanier served as the Company’s President and Chief Executive Officer. Dr. Spanier holds a B.S. in Physics, an M.S. in Physical Chemistry and a Ph.D. in Chemical Physics from Stevens Institute of Technology.

Aubrey C. Tobey has served as one of the Company’s directors since October 1998. Since May 1987, Mr. Tobey has served as President of ACT International, a company which provides marketing and management services for high technology companies. Mr. Tobey holds a B.S. in Mechanical Engineering from Tufts University and an M.S. in Mechanical Engineering from the University of Connecticut. Mr. Tobey served as a director of Chartered Semiconductor Manufacturing, Ltd. until May 2003.

John R. Whitten has served as one of the Company’s directors since July 2006 upon his appointment to the Company’s Board of Directors. From November 1995 to December 2003, Mr. Whitten served as Chief Financial Officer, Vice President and Treasurer of Applied Industrial Technologies, Inc., an industrial supply distributor. Mr. Whitten is a C.P.A. and holds a B.B.A. in Accounting from Cleveland State University.

Michael W. Wright has served as one of the Company’s directors since February 2006 when the Company merged with August Technology Corporation. Since August 2006, Mr. Wright has served as the President and Chief Executive Officer of Octavian Scientific, Inc., a supplier to semiconductor manufacturers. From August 2005 to August 2006, he had been the Senior Advisor to the CEO of Entegris, Inc., a supplier to semiconductor manufacturers. From May 2002 to February 2005, he held the position of President and Chief Operating Officer of Entegris, Inc. From 1998 to May 2002, Mr. Wright served as President of the microelectronics group of Entegris, Inc. and as Executive Vice President of Entegris, Inc. Mr. Wright is a graduate of the U.S. Navy Nuclear Power Program. Mr. Wright served as a director of August Technology from March 2000 until February 2006.

Compensation of Directors

Directors who are employees of the Company receive no compensation for their services as members of the Board of Directors. In 2006, directors were not paid to serve on the committees of the Board of Directors. Commencing in 2007, John R. Whitten will receive cash compensation of $2,500 each quarter for his services as the Chairman of the Audit Committee as determined by the Board of Directors.

Directors who are not employees of the Company received cash compensation of $5,000 for attendance at each quarterly meeting of the Board of Directors in 2006. As new non-employee directors commence serving on the Board of Directors, they are first awarded an initial grant (“Initial Grant”) of 10,000 stock options at an exercise price equal to the fair market value per share of the Common Stock on the date of the Board meeting at which the Initial Grant was awarded or the equivalent in restricted stock units subject to the terms of the Rudolph Technologies, Inc. 1999 Stock Plan (“1999 Plan”). Annually, each non-employee director who continues to serve as a non-employee director through the anniversary date of the Initial Grant will automatically be granted an option to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value per share of the Common Stock on the date of the Board meeting following such anniversary or will be awarded the equivalent in restricted stock units subject to the terms of the 1999 Plan. Since 2005, the above mentioned share-based compensation grants have been restricted stock units instead of stock option awards.

For the year ended December 31, 2006, the directors, excluding the director who is a named executive officer, of the Company (ten individuals) received the following total compensation:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	All Other Compensation	Total
David Belluck(3)	$5,000	$26,557	—	—	$31,557
Daniel H. Berry	$20,000	$40,677	—	—	$60,677
Paul Craig	$20,000	$40,677	—	—	$60,677
Thomas G. Greig	$20,000	$40,677	—	—	$60,677
Jeff L. O’Dell(4)	—	—	—	$129,516	$129,516
Carl E. Ring, Jr.	$20,000	$40,677	—	—	$60,677
Richard F. Spanier	$20,000	$40,677	—	—	$60,677
Aubrey C. Tobey	$20,000	$40,677	—	—	$60,677
John R. Whitten(5)	$15,000	$8,243	—	—	$23,243
Michael W. Wright	$20,000	$25,070	—	—	$45,070

(1)	The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123(R), Share-based Payments (SFAS No. 123R). For more information regarding the Company’s assumptions made in the valuation of restricted stock units, see Note 10 to the financial statements included in the Company’s Form 10-K for the year ended December 31, 2006. For stock awards granted to non-employee directors in 2006, the total grant date fair value of these awards was as follows: Mr. Berry ($32,825), Mr. Craig ($32,825), Mr. Greig ($32,825), Mr. Ring ($32,825), Mr. Spanier ($32,825), Mr. Tobey ($32,825), Mr. Whitten ($91,300) and Mr. Wright ($82,550).
(2)	As of December 31, 2006 directors had the following stock options outstanding and exercisable: Mr. Berry (16,783 shares), Mr. Craig (15,000 shares), Mr. Greig (15,000 shares), Mr. O’Dell (5,337 shares), Mr. Ring (15,000 shares), Mr. Spanier (15,000 shares), Mr. Tobey (15,000 shares), Mr. Whitten (0 shares) and Mr. Wright (21,071 shares). As these directors were fully vested in their options prior to 2006, no expense is shown in this column.
(3)	Mr. Belluck resigned from the Board of Directors in July 2006.
(4)	Mr. O’Dell is an employee director of the Company and received other compensation consisting of salary paid to Mr. O’Dell in 2006 of $124,039, amounts contributed by the Company under the Company’s 401(k) Saving and Retirement Plan for 2006 of $5,073 and life insurance premiums paid by the Company for 2006 of $404.
(5)	Mr. Whitten was appointed to the Board of Directors in July 2006.

Vote Required

The three nominees receiving the highest number of votes of the shares entitled to be voted for them shall be elected as Class II directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, but have no other legal effect upon election of directors under Delaware law.

The Company’s Board of Directors unanimously recommends voting “FOR” the nominees set forth herein.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Although ratification by stockholders is not required by law, the Board of Directors is submitting the selection of KPMG LLP for ratification as a matter of good corporate governance. The Audit Committee of the Board of Directors has recommended, and the Board of Directors has approved, the selection of KPMG LLP as independent registered public accountants, to audit the financial statements of the Company for the year ending December 31, 2007 and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Audit Committee may appoint a new independent registered public accounting firm at any time during the year if they believe that such a change would be in the best interests of the Company and its stockholders. KPMG LLP has served as the Company’s auditor since 2002. Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make statements if they desire to do so and are expected to be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accountants

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accountants. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2005 and 2006, all services provided by KPMG LLP were pre-approved by the Audit Committee in accordance with this policy.

Fees billed to the Company by KPMG LLP for the years 2006 and 2005

The following table sets forth the approximate aggregate fees billed to the Company for services related to or provided during the years ending December 31, 2006 and 2005 by KPMG LLP:

	2006	2005
Audit Fees(1)	$935,000	$510,800
Audit-Related Fees(2)	28,450	207,750
Tax Fees(3)	12,500	12,525
All Other Fees	—	—

Total Fees	$975,950	$731,075

(1)	This category consists of aggregate fees billed for the audit of our annual financial statements, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those calendar years.
(2)	This category consists of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s annual financial statements and are not reported under “Audit Fees.” These services included fees for accounting consultations, an employee benefit plan audit and services related to acquisition matters and merger due diligence.
(3)	This category consists of aggregate fees billed for professional services for federal, state and international tax compliance, tax advice and tax planning.

All of the fees listed in the chart above were pre-approved by the Audit Committee, which concluded that the provisions of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit functions.

Vote Required

The affirmative vote of a majority of the Votes Cast will be required to ratify KPMG LLP as the Company’s independent registered public accountants.

The Company’s Board of Directors unanimously recommends voting “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the year ending December 31, 2007.

AUDIT COMMITTEE REPORT

The following is the Audit Committee’s report submitted to the Board of Directors for the year ended December 31, 2006.

The Audit Committee of the Board of Directors has:

•

reviewed and discussed with management and the independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2006;

•	discussed with KPMG LLP, the Company’s independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61;

•	received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 and has discussed with KPMG LLP its independence; and

•

considered whether the provision of non-audit services as noted under Proposal 2 is compatible with maintaining the independence of KPMG LLP, and has determined that such provision of non-audit services is compatible.

Based on the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2006 Annual Report on Form 10-K.

THE AUDIT COMMITTEE

JOHN R. WHITTEN (CHAIRMAN)

DANIEL H. BERRY

CARL E. RING, JR.

AUBREY C. TOBEY

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction / Corporate Governance

Compensation Committee Members and Charter

The Compensation Committee of the Rudolph Technologies’ Board of Directors was established in 1996 and is comprised solely of outside directors. In general, the Compensation Committee is responsible for reviewing and recommending for approval by the Board of Directors the Company’s compensation practices, including executive salary levels and variable compensation programs, both cash-based and equity-based. With respect to the compensation of the Company’s Chief Executive Officer, the Compensation Committee reviews and approves the various elements of the Chief Executive Officer’s compensation. With respect to other executive officers, the Compensation Committee reviews the recommendations for compensation for such individuals presented to the Committee by the Chief Executive Officer and the reasons thereof and approves such recommendations or, in its discretion, modifies the compensation packages for any such individuals. Base salary levels for executive officers of the Company have been generally established at or near the start of each year, and final bonuses for executive officers have been determined subsequent to the end of the fiscal year based upon such individual’s performance and the audited financial performance of the Company.

The Compensation Committee of Rudolph Technologies, Inc. is currently composed of Directors Daniel Berry, Paul Craig and Carl E. Ring, Jr., Chairman of the Committee, each of whom meet the requirements for membership on the Compensation Committee, including the independence requirements of Nasdaq.

The members of the Company’s Compensation Committee have developed their knowledge and experience in compensation matters through a variety of avenues which may include, among others, participating as directors and providing services in related areas on boards of other companies, developing operational experience while serving as officers of other companies and reviewing and analyzing company compensation plans as partners with investment firms. None of the Directors of the Company’s Compensation Committee has any interlocking relationships, as defined by the SEC, with the Company. The Chairman of the Committee establishes the agenda and meeting schedule, conducts the meetings and reports on their proceedings to the Board, including any recommendations for approval by the Board.

The Compensation Committee has its own charter that sets forth its specific responsibilities, including the establishment of the policies upon which compensation of and incentives for the Company’s executive officers will be based, the review and approval of the performance and compensation of the Company’s executive officers, and review and approval of compensation for the Company’s Directors. In addition, the charter designates that the Compensation Committee has the authority to secure the services of both internal and external advisers and consultants, including budgetary oversight thereof, establish subcommittees and administrate any of the Company’s equity compensation plans adopted by the Board.

The Committee is entitled to delegate its authority as it deems appropriate to subcommittees as well as to establish a Non-Officer Stock Option Committee with the authority to grant options or stock purchase rights to purchase up to a certain number of shares as set forth in a resolution of the Compensation Committee to each new non-officer employee of the Company. In 2006, the Compensation Committee delegated to the Nominating and Governance Committee, the task of reviewing and making recommendations for possible changes to the compensation package for Directors. The Nominating and Governance Committee completed this review, reported its findings to the Compensation Committee which in turn reviewed the results and recommended to the full Board that no adjustments to Director compensation be made at this time other than the establishment of an additional stipend of $2,500 payable quarterly to the Chairperson of the Audit Committee for the additional responsibilities and functions associated with this role. The Board approved this stipend. At this time, the Compensation Committee has not established a Non-Officer Stock Option Committee.

In accordance with the charter, the Compensation Committee annually reviews and reassesses the adequacy of its charter and recommends any proposed changes to the Board for approval. The Compensation Committee charter was last reviewed in February 2007 at which time no changes to the charter were proposed. The charter of the Compensation Committee is available on the Company’s website at www.rudolphtech.com, on the Investor Relations page.

Compensation Consultants

From time to time the Compensation Committee has engaged the services of outside compensation consultants to provide advice on compensation plans and issues related to the Company’s executive and non-executive employees. In 2003, Deloitte Compensation Services, a part of Deloitte & Touche USA, L.L.P., was retained by the Company’s Compensation Committee as a compensation consultant. Further, at the end of March 2006, the compensation consulting firm of Upstart Solutions, Inc. was engaged by the Compensation Committee for the purposes explained below. It is the determination of the Company that the foregoing compensation consultants were considered independent due to the facts that: 1) neither firm provided work other than compensation services to the Company during the course of their engagement; 2) the Compensation Committee had the full right to retain and/or terminate either consultant in its discretion; 3) all of the work by Deloitte Compensation Services was commissioned by the Compensation Committee and the project for which Upstart Solutions was engaged was commissioned by the Compensation Committee; 4) the Compensation Committee was copied on reports and work product prepared by the consultants related to their engagement; and 5) each consultant’s engagement was budgeted on a project basis approved by the Compensation Committee with all costs paid by the Company. In each instance, the Company’s Chairman and CEO served as the contact person with the consulting firm and as the liaison with the Compensation Committee.

For each of the compensation consultants, the Compensation Committee was responsible for determining the nature and scope of the related commissioned assignments. In general, the role of each of the compensation consultants was to provide competitive data and business and technical considerations with regard to the Company’s compensation plans and to make recommendations as to pay programs and/or pay level changes, recognizing that the Compensation Committee and the executive management of the Company retained the final right to decide whether to implement the consultants’ recommendations in their discretion. Specifically with regard to Deloitte Compensation Services, the firm was retained to provide a review of the total direct compensation packages for the Company’s top five executive positions and two additional executive positions as compared to the comparable position in a series of peer group companies both inside and outside of the semiconductor industry. In addition, the firm was engaged to review the executive perquisite and benefits provided at the peer group companies and provide an analysis of the target annual incentives, where available, and calculation of total cash compensation at the target level performance on a position-by-position basis at these companies. Mr. Scott M. Ross was the Company’s primary contact at Deloitte Compensation Services.

Subsequent to the completion of the merger of August Technology Corporation and the Company, Upstart Solutions, Inc. was retained to review and compare the executive compensation plans of the two companies in order to offer guidance for the integration of the two plans. This review project included a comparison of the base salary levels, incentive compensation, equity grants and perquisites afforded by each company with the intent to equitably merge the programs over time into a single plan. Mr. Douglas Binning was the Company’s primary contact at Upstart Solutions.

In addition to the foregoing, the Company’s Human Resources department engaged the services of Upstart Solutions from April until June 2006 to assist in the development of pay grade structures for employees other than executives of the merged Company. Mr. Douglas Binning was again the Company’s primary contact with this consultant during the course of this project. Ms. Kim Latham, the Director of Human Resources for the Company engaged the consultant and was responsible for determining the scope of the project and the related assignments. Meetings were held with the compensation consultant, Ms. Latham and Company managers to determine job matching of positions throughout the Company to the Radford Salary Survey, a compensation survey developed by a leading provider of compensation market intelligence to high-tech industries. The consultant analyzed the salary survey data and made recommendations for a pay grade structure. Further, he also made recommendations regarding the placement of individuals into the pay grade structure and assisted the Company in determining the compensation ratios for these positions.

Role of Executives in Establishing Compensation

During 2006, the principal executive of the Company who had a role in the assessment, design and recommendation of compensation programs, plans and awards for Company executives was the Chairman and CEO, Paul McLaughlin. Mr. McLaughlin served as the Compensation Committee’s liaison with Upstart Solutions in order to provide information and insight to the compensation consultant regarding the compensation plans of the two merged companies. Upon completion of the consultant’s report it was provided to the Compensation Committee for their review, consideration and implementation.

Mr. McLaughlin also was responsible in 2006 for the preparation of the framework for the Company’s annual Key Executive Bonus Plan at the direction of the Compensation Committee. This directive included the development of the focus of the program as well as the business and personal objectives for consideration by the participants. Policies regarding participation in and payout under the plan were also reviewed to determine if changes in the program were necessary. Personal and corporate objectives were established for each of the executives included in this plan. These objectives were then reviewed and agreed upon by Mr. McLaughlin and the executive subject to the approval of the Compensation Committee. In addition, as part of the annual performance review of the Company’s executives, Mr. McLaughlin assessed the performance of his direct reports and determined the merit increase, if any, that would be proposed for each individual. These merit increase proposals, along with each executive’s personal and corporate objectives and their bonus target levels (based on a percentage of their fiscal year compensation), were then compiled by Mr. McLaughlin and submitted to the Compensation Committee for their review and consideration for approval. At the Compensation Committee meeting during which the executive compensation plans (bonuses and merit increases) were to be reviewed, Mr. McLaughlin attended the initial session to present the proposed plans and to answer questions that arose. Thereafter, the Compensation Committee met without Mr. McLaughlin being present to review, discuss and approve all executive compensation plans for 2006 subject to any modifications made by the Compensation Committee.

With respect to director compensation, in 2006, the Compensation Committee delegated to the Nominating and Governance Committee, the task of reviewing and making recommendations for possible changes to the compensation package for Directors. Mr. McLaughlin was requested to and did attend the meetings of the Nominating and Governance Committee during which this issue was discussed. In addition, Robert Koch, the Company’s Vice President and General Counsel, attended these meetings as secretary of the proceedings.

Other than set forth above, no other executives attended the Compensation Committee meetings in 2006. Further, no executives of the Company attended any of the Board’s Executive sessions.

Compensation Committee Activity

During 2006, the Compensation Committee of the Company met four (4) times. As discussed above, the Company’s Chairman and CEO, Paul McLaughlin met with the Compensation Committee once in early 2006 in order to present the proposed compensation plans for each of the Company’s executives as well as the Employee Cash Bonus Program for the non-executive employees. At each of its meetings held during 2006, the Compensation Committee met in executive session, without the presence of Mr. McLaughlin, any other Company executives or advisors, to review the relevant compensation matters at such times.

In 2006, the Compensation Committee took a number of actions. These included:

•	Reviewing and approving the annual compensation of the Company CEO;

•	Reviewing and approving the annual compensation for each executive of the Company;

•	Reviewing and approving the Key Executive Bonus Plan;

•	Reviewing and approving the Employee Cash Bonus Program;

•	Reviewing and approving the equity incentive awards issued to the Company’s executives;

•	Reviewing and providing direction as to the integration of the compensation programs of August Technology Corporation and the Company into a single program; and

•	Identifying the need to assess the compensation of the Company’s Directors and delegating the review to the Nominating and Governance Committee.

In reviewing and setting the annual compensation for each executive of the Company, the Compensation Committee reviewed the amounts payable under each of the elements of their respective compensation plans including their base salary, annual bonus and perquisites, as well as the equity grants for the individuals. In doing so, the Committee took into consideration both the Company’s internal pay equity as well as the competitive environment within which the Company operates. In each instance, the Committee determined that the base salary for the individual executives was at an acceptable level, the bonus objectives were measurable and their achievement would result in appropriate value to the Company and that the perquisites were suitable for the related positions. The Compensation Committee assessed the contribution to the Company of each executive and made determinations of equity incentive awards for the executives consistent with their conclusions.

At the direction of the Compensation Committee, the Nominating and Governance Committee performed the delegated review of the compensation of the Company’s Directors and concluded that additional compensation in the quarterly amount of $2,500 should be afforded to the Company’s Audit Committee Chairperson due to the extra demands on and responsibilities of this function. In addition, this Committee determined that no additional changes to the compensation for the Board of Directors should be enacted at that time. Upon completion of this review, the Compensation Committee evaluated and accepted this proposal and recommended that the Company Board of Directors approve the proposal, which it did.

In 2007, prior to the filing hereof, the Compensation Committee met to review and approve the annual compensation of the Company CEO, the annual compensation for each executive officer, the Key Executive Bonus Plan, and the Employee Cash Bonus Program. In addition, the Committee reviewed and approved equity incentive awards for the Company’s executives and other personnel. At this time, the Compensation Committee also assessed and approved the perquisites the Company provides to its executives.

In 2006, no new compensation plans or programs were adopted by the Compensation Committee. It did, however, review and amend the Company’s Key Executive Bonus Plan to include those individuals from August Technology who were to be included in the plan after the merger of the two companies. Further, the Compensation Committee reviewed and implemented several of the recommendations set forth in the report issued by Upstart Solutions, its compensation consultant, to facilitate the integration of the compensation plans for the combined Company executives. These actions were taken to align the compensation of the executives of the Company into a single, coherent program. The Compensation Committee did not institute any new or amend any existing compensation policies of the Company in 2006.

Objectives of Compensation Programs

Compensation Philosophy

The Company’s Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives’ interests with those of the stockholders by compensating executives based on specified financial performance, with the objective of improving stockholder value. The Compensation

Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives. This is accomplished by obtaining third party compensation studies from time to time and by reviewing executive compensation programs of comparable, publicly held, high technology companies at the start of each year.

The Compensation Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include cash, selected perquisites and stock-based compensation that reward performance as measured against established goals. In addition, the Company strives to promote an ownership mentality among its key leadership and the Board of Directors; the Company’s corporate policy provides that all directors and executives are required to maintain an outright investment in the Company equal to at least 1,000 shares within one year of the assumption of his or her position with the Company.

Benchmarking

As discussed in foregoing sections, the Company has engaged compensation consultants at various times in the development of its compensation programs. As part of one of these engagements, Deloitte Compensation Services performed a benchmarking review of a series of peer group companies both inside and outside of the semiconductor industry. Such benchmarking was performed to ensure that the Company’s compensation packages were competitive and attractive in order to recruit the best possible talent to the Company and further enhance shareholder value.

In 2003, Deloitte Compensation Services provided compensation consulting services to the Company which included an analysis of the compensation packages of the Company’s top five executive positions compared to the top five executives of selected peer group companies. These peer group companies were comprised of eleven public companies in the semiconductor industry and included an expanded group containing two additional companies for further analysis. The companies included in the analysis represented companies with which the Company believes it competes for talent and for stockholder investment. Included in the eleven member peer group were the following companies:

• FSI International	• Semitool Inc.	• Zygo Corp.

• Cohu, Inc.	• Helix Technology	• Emcore

• ADE Corporation	• Therma-Wave, Inc.	• In-Test Corporation

• August Technology Corporation	• Nanometrics, Inc.

In 2003, the revenue of these small cap companies ranged from $34.7 million to $143.4 million as compared to the Company’s revenue of $57.4 million. The number of employees in 2003 at these peer group companies ranged from 168 to 800 with the Company employing approximately 290 at that time. From a business performance standpoint, the Company’s total return to shareholders in 2000 and 2002,was above the median for these companies while in 2001, it was above the 75th percentile. Further, for the three years preceding the review, the Company’s compounded annual revenue growth rate placed it in the 75th percentile of the peer group companies.

The two companies included for purposes of the expanded peer group included KLA Tencor Corp. and Veeco Instruments, Inc. Both of these companies, while operating in the semiconductor industry, represented significantly greater 2003 revenues and employee populations than the Company and so were included only in the expanded peer group.

As a result of this benchmark review, it was determined that the base salaries of the Company’s top five executives in 2003 were, overall, above the peer group medians, being slightly over the 75th percentile in comparison to the 11 company peer group and slightly less than the 75th percentile in comparison to the 13 company expanded peer group. Overall, the total cash compensation for the Company’s top five executives in 2003 was consistent with the market median of both peer groups.

In 2007, the Company performed an internal benchmark review of its executive compensation program. In this analysis, the Company utilized a peer group of companies that included the following characteristics: domestic, public semiconductor capital equipment companies with revenue run rates of between $150 million and $800 million, market capitalization between $250 million and $1.5 billion and employee populations between 400 and 2,000. This information was derived from the 2005 annual reports filed by each company. For purposes of comparison, the Company reported revenue for the 2006 fiscal year of $201.2 million, has a market cap of over $460 million and ended the year with approximately 620 employees. The companies included in this peer group were:

• Brooks Automation, Inc.	• FEI Company	• Zygo Corp.

• Mattson Technology Inc.	• Veeco Instruments, Inc.

In addition to the five companies above, Nanometrics, Inc. was included in the comparative peer group, even though the company did not meet the criteria set forth above. Nanometrics was included because they are a competitor closest in size to the Company within the semiconductor market space that the Company currently operates. Data on the compensation of the top five earning executives from each of these peer group companies was compiled from the most recently filed proxy statements by the respective companies.

In addition to the foregoing, the Company requested from the executive recruiting firm of Christian and Timbers, which it had retained for an executive search, a listing of the annual compensation of five of the top executives of companies within its technical client database. Such companies, it is believed, represent entities with which the Company would compete in the hiring of technical executives and therefore would provide additional relevant executive compensation benchmarking data for the Company’s comparative review. The companies for which information was supplied by Christian and Timbers included the following:

• Wind River Systems Inc.	• Broadwing Corp.	• Cray Inc.

• Foundry Networks, Inc.	• Juniper Networks, Inc.	• Cree, Inc.

• LSI Logic Corporation	• Mentor Graphics Corp.	• Komag, Inc.

• ON Semiconductor Corp.	• RF Micro Devices, Inc.	• Zoran Corporation

• Silicon Laboratories Inc.	• Standard Microsystems Corp.	• AMIS Holdings, Inc.

The foregoing companies reported 2005 revenues ranging from $201.1 million to $2.1 billion, had market capitalizations ranging from $257.0 million to $11.3 billion, and employee populations between 651 and 10,539.

The data from the Company’s peer group and that compiled by Christian and Timbers was then presented to the Company’s Compensation Committee along with the proposed compensation for the Company’s executives in order to allow the Committee to make relative comparisons in determining the final compensation packages to be offered during 2007. As a result of this comparison, it was determined that the 2007 compensation package for the Company’s executives was appropriate and was, therefore, approved.

Compensation Policies

The Company has not established formal written policies regarding its compensation programs or the elements thereof with the exception of a set of guidelines that address stock ownership by executives and directors. These guidelines, which are discussed in detail below, were adopted to further align the interest of the directors and executives with the interests of shareholders, establish a stake in the long-term financial future of the Company for these individuals and further promote the Company’s commitment to sound corporate governance. The Nominating and Governance Committee of the Company proposed the establishment of these guidelines which were approved and adopted by the Board of Directors.

Compensation Programs Design

Based on the objectives discussed in the foregoing section, the Compensation Committee has structured the Company’s annual cash and long-term incentive-based non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. Compensation of the Company’s executive officers is comprised of four parts: base salary, annual cash incentive bonuses, fringe benefits (including perquisites), and long-term incentives in the form of stock option and/or restricted stock unit (“RSU”) grants.

In establishing these components of the executive compensation package, it is the Compensation Committee’s intention to set total executive cash compensation at a sufficient level to attract and retain a strong motivated leadership team, but while remaining reasonable and in line with stockholder perception of overall fairness of executive compensation. The cash incentive bonus is included in compensation to align the financial incentives of the executives with the interests of the shareholders.

The Company’s annual executive cash incentive bonuses are administered through its Key Executive Cash Bonus Plan program. The program provides guidelines for the calculation of annual non-equity incentive based compensation, subject to Compensation Committee oversight and modification. At its first meeting of each year, the Compensation Committee reviews the plan established for the succeeding year and approves the group of employees eligible to participate in the plan for that year.

In addition to the foregoing, each of the Company’s executive officers is eligible to receive equity compensation in the form of stock option and/or RSU grants under the Company’s 1999 Stock Plan. All full-time and part-time employees are eligible for stock option or RSU grants. It is believed that through the Company’s broad-based plan, the economic interests of all employees, including the executives, are more closely aligned to those of the shareholders. It is also believed that this approach will allow the Company to use equity as an incentive in a balanced manner that supports the recruitment and retention of top talent. With the implementation of stock option expensing under SFAS No. 123R, the Company shifted its equity compensation grants away from stock options and toward RSU’s, in accordance with the provisions set forth later herein. In doing so, the Company has retained the employee incentive associated with such grants while lessening the dilution to the Company’s stock in light of the reduced number of shares granted.

Impact of Performance on Compensation

The performance of an executive has a direct impact on the compensation which he/she receives at the Company. On an annual basis, the Company’s CEO reviews the performance and compensation for the Company’s executive employees to determine any potential salary adjustment for the individual. This assessment takes into consideration a number of factors, including the Company’s profitability; the business unit’s performance, as applicable; the executive’s individual performance and measurable contribution to the Company’s success; and pay levels of similar positions with comparable companies in the industry. The CEO’s recommendations for salary adjustments are reviewed by the Compensation Committee and presented to and approved by the Board of Directors prior to their implementation in the first quarter of each year.

At this same time, the Company’s and the individual’s performance to the Key Executive Cash Bonus Plan targets for the preceding year are assessed by the CEO and a proposed bonus payout, if any, is prepared. The Key Executive Cash Bonus Plan includes various incentive levels based on the participant’s accountability and impact on Company operations, with target award opportunities that are established as a percentage of base salary. In 2006 these targets range from 20% of base salary to 40% of base salary for the executives in the plan. Payout is based upon achievement of the corporate and personal objectives with no payout being awarded unless the Company meets 50% of Board approved earnings per share (“EPS”) target established as part of the plan. Personal objectives are awarded on an “all or nothing” basis. Failure to meet the personal objectives thereby has a negative impact on the ultimate bonus payout. In addition to a review of the prior year’s objectives, the CEO and the executive also confer to propose new individual performance bonus targets for the coming year which are combined with the projected corporate targets into a discretionary incentive bonus proposal. The personal targets which are established are designed to ensure the addition of incremental value to the Company if they are achieved and are of sufficient challenge that the executive must dedicate focused effort to achieve them. The corporate component to the bonus goals are set based on the Company’s then current strategic and financial plans. The preparation of these goals is performed annually to meet the changing nature of the Company’s business.

Upon completion of the prior year’s results and the upcoming year’s proposed Key Executive Cash Bonus Plan for each participating executive employee, they are then submitted to and reviewed by the Compensation Committee. Thereafter, they are presented to and approved by the Board of Directors in order to issue the payment of the bonus, if any, and implement the new plans for the coming year. If, during the year, there are changes to the Key Executive Cash Bonus Plan that may be proposed, such are presented to the Compensation Committee to render a decision as to their implementation. The Compensation Committee may exercise positive or negative discretion in relation to an individual’s compensation based upon their review.

For fiscal 2006, since the Company met the Board approved EPS target, 50% of a named executive officer’s plan award was based upon achievement of corporate financial objectives relating to revenue growth and EPS. The remaining 50% of a named executive’s plan award was based upon individual performance. In 2006, the named executive officers participating in the Key Executive Cash Bonus Plan achieved from 55% to 100% of their personal goals and 100% of their corporate goals. Therefore, for 2006, these named executive officers achieved from 77.5% to 100% of their combined goals. It is believed that the performance metrics that are utilized by the Company are appropriate in relation to the industry.

Finally, an executive’s individual performance is a factor in the size of any discretionary equity grant that may be awarded by the Compensation Committee and Board of Directors as further long term incentive to the individual.

Based upon the foregoing, the compensation which an executive may realize in the course of a year can be impacted by the positive or negative performance of such individual. This relationship between performance and compensation is objective with regard to the Key Executive Cash Bonus Plan under which the individual’s compensation is proportionate to their performance to established, measurable goals. However, this relationship is more subjective when applied to salary adjustments and equity grants. In these cases, the executive’s performance is evaluated by taking into consideration their contribution to the Company, the significance of the individual’s achievements in relation to the overall corporate goals and mission, and their effectiveness in their roles and then weighed against the performance of other executives. Thus, there is no formula per se which is applied in determining relative salary adjustments or equity grants, however, industry norms and reference to comparative company data are considered as appropriate.

Elements of Compensation Section

Elements of In-Service Compensation

Compensation for the Company’s executives, including its named executive officers, includes the following basic components: base salary, discretionary incentive bonus and discretionary equity awards as well as a benefit package and certain perquisites. This design was adopted for executives by the Compensation Committee taking into consideration a number of parameters including the Company’s compensation consultant’s advice, comparable practices within the industry and the desire to achieve the goals discussed herein underlying the compensation plan. It is believed that as a result of this program the Company can attract, retain and motivate employees and reward the achievement of strategic corporate goals, thereby enhancing shareholder value.

Annually, the Compensation Committee reviews the elements of the compensation package as well as the overall package afforded to the executives. At this time, the Compensation Committee, in its discretion, can recommend adjustments to the elements of the program to the Board of Directors for their review and approval. This review would typically be performed coincident with the evaluation of the individual executive’s performance in relation to their Key Executive Cash Bonus Plan goals, salary adjustment and equity grants, if any, as discussed above.

It is believed that each of the elements as well as the entire compensation package for Company executives is appropriate for the Company given its performance, industry, current challenges and environment. A discussion of the individual components of the Company’s executive compensation package follows.

Base Salary

The Compensation Committee believes that the annual cash compensation paid to executives should be commensurate with both the executive’s and the Company’s performance. For this reason, the Company’s executive cash compensation consists of base compensation (salary) and variable incentive compensation (annual bonus and equity awards).

The Company provides executives and other employees with base salary to compensate them for services rendered during the fiscal year. Base salaries for executive officers are established considering a number of factors, including the Company’s profitability; the executive’s individual performance and measurable contribution to the Company’s success; and pay levels of similar positions with comparable companies in the industry. The Compensation Committee supports the Company’s compensation philosophy of moderation for elements such as base salary and benefits. Base salary decisions are made as part of the Company’s formal annual review process.

When an executive position is opened at the Company, the salary for this role is established. In determining the salary, the CEO, Human Resources representative and hiring manager, if applicable, consult with relevant resources, including a recruitment firm if one is hired to assist in the job search, in order to receive recommendations as to the range of salaries and other compensation typically earned by individuals holding such a position. From time to time, the Company engages independent consultants to perform a review of the Company’s overall executive compensation structure, including the CEO’s compensation. The results of such reviews are utilized in establishing executive compensation levels. For the CFO, COO and senior level executives, the CEO presents the proposed compensation package to the Compensation Committee of the Board of Directors for review and approval prior to offering the position to the candidate. For all other executive positions, the CEO determines the compensation package to be offered. Each executive employee candidate is presented with the details of the job offer including the prospective starting salary and equity award package, with the package being subject to Board of Director’s approval at the next scheduled Board meeting.

On an annual basis, the CEO reviews the performance and compensation for the Company’s executive employees to determine any salary adjustment for the individual. This assessment takes into consideration a number of factors, including the Company’s profitability; the executive’s individual performance and measurable contribution to the Company’s success; and pay levels of similar positions with comparable companies in the industry and within similar tech industries. The CEO’s recommendations for salary adjustments are reviewed by the Compensation Committee and presented to and approved by the Board of Directors prior to their implementation in the first quarter of each year.

Discretionary Bonus

An executive’s annual performance award generally depends on the financial performance of the Company relative to profit, revenue or other financial targets and the executive’s individual performance. These targets are reviewed at least annually to meet the changing nature of the Company’s business. The incentive portion is generally set at a higher percentage for more senior officers, with the result that such officers have a higher percentage of their potential total cash compensation at risk.

Most executive employees participate in the Company’s discretionary Key Executive Cash Bonus Plan which is designed to generate additional incentive for maximizing the employee’s performance in realizing the corporate strategic goals and mission. This plan is individualized to each participating executive employee and generally is based upon the financial performance of the Company relative to profit and revenue targets and the executive’s individual performance. These targets are reviewed and proposed at least annually to meet the changing nature of the Company’s business. The Key Executive Bonus Plan of each participating executive employee is submitted to and reviewed by the Compensation Committee and then presented to and approved by the Board of Directors prior to their implementation each year.

During the course of the year, the Company accrues for the Key Employee Cash Bonus. If, during the year, there are changes to the plan that may be proposed, such are presented to the Compensation Committee and then the Board or the Compensation Committee, as appropriate, renders a decision as to their implementation. Upon completion of the year, the individual’s and the Company’s results with respect to the performance targets are then assessed and presented to the Compensation Committee of the Board of Directors along with the proposed Plans for the next year. The Compensation Committee reviews the submitted payouts and suggests changes if necessary. Key Executive Cash Bonus Plan awards are paid out following completion of the annual audit by the Company’s independent registered public accountants. This occurs usually in the first quarter of each year and an executive must still be on the payroll to receive payment.

Discretionary Equity Awards

The Compensation Committee administers the Company’s 1999 Stock Plan which was adopted by the Board of Directors on August 31, 1999 and approved by shareholder vote on November 6, 1999. Pursuant to this plan, employees and members of management, including the Company’s executive officers, may receive annual grants of incentive stock options, non-qualified stock options and/or RSU’s (collectively, “Grants”) at or about the time of their performance reviews each year from a pool of shares previously approved by Rudolph shareholders. The purpose of the Grant program is to provide additional short term and long term incentive to executives and other key employees of the Company to work to maximize long-term return to the Company’s stockholders. The allocation of the Grant pool, other than the shares allocated to the CEO and other than option shares allocated in amounts of more than 10,000 per recipient (or more than 5,000 in the case of RSU grants), is recommended by the CEO for approval by the Compensation Committee. The allocation of option shares from the Grant pool in amounts of 10,000 or less (5,000 or less in the case of RSU grants) per recipient is made by the CEO and reviewed by the Board of Directors at the first Board meeting following such allocation. The number of Grants awarded to each executive officer is made on a discretionary rather than formula basis by the Compensation Committee. Similarly, the allocation of shares from the Grant pool to the CEO is determined by the Compensation Committee. Regarding the Grant process, the Compensation Committee does not delegate any related function, and the named executive officers are not treated differently from other executive members.

In awarding Grants to the executive officers, the CEO and the Compensation Committee consider a number of subjective factors, including the executive’s position and responsibilities at the Company, such executive’s individual performance, the number of Grants held (if any) and other factors that they may deem relevant. Grants generally vest over a five-year period to encourage holders to build shareholder value for the long term and to continue in the employ of the Company.

Regarding equity grants to the Company’s executives, the timing of each Grant coincides with each year’s first scheduled meeting of the Board of Directors and its Compensation Committee. Except in highly unusual circumstances or in the case of a newly hired executive, the Company does not engage in making Grants at other dates. The Grant date is established when the Company’s Compensation Committee approves the Grant and all key terms have been determined which is typically the first Board meeting date of the calendar year. The exercise price of stock option grants is the closing market price of the Company’s stock on the date of the option grant, ensuring that the Grant will acquire value only to the extent that the price of the Company’s common stock increases relative to the market price at the date of grant. The value of an RSU grant is based on the closing market price of the Company’s stock on the date of such grant. The method used to calculate the number of RSU’s to be awarded is based on a discount applied to a grant of stock options under the Company’s prior stock option granting process. A simple ratio that is subject to change from time to time is used to calculate the discount which is used to determine the number of RSU’s granted. This discount currently is approximately 50% of the number of options that would have been granted. All Grants are subject to the terms of the Company’s 1999 Stock Plan.

Personal Benefits and Perquisites

All employees of the Company, including its executives, receive a benefit package (“Benefit Package”) which includes the following components: health and dental insurance, elective vision care program, life insurance and accidental death and dismemberment coverage, 401(k) savings plan, short and long term disability insurance with supplemental income continuation, health care and dependant care flexible spending account programs, employee assistance program (EAP), tuition reimbursement plan, employee stock purchase plan, employee referral bonus program, and length of service awards. These benefits are consistent with industry practice and are necessary in recruiting and retaining qualified employees. In addition to the Benefit Package, executive employees receive the following perquisites: a car allowance of $500 per month, Company paid tax preparation services and Company paid membership in one airline executive club. The foregoing perquisites were determined based on a review of comparable company offerings performed by the Company and its compensation consultant and are evaluated annually as part of the Company’s compensation review. It is believed that these perquisites are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions.

Employee Stock Purchase Plan

The Company established an Employee Stock Purchase Plan (the “ESPP”) which was adopted by the Board of Directors on August 31, 1999 and approved by shareholder vote on November 6, 1999 effective as of August 31, 1999 and was amended on May 1, 2005. Under the terms of the ESPP, eligible employees may elect to have up to 15% of eligible compensation deducted from their pay and applied to the purchase of shares of Company common stock. The price the employee must pay for each share of stock is 95% of the fair market value of the Company common stock at the end of the applicable six month purchase period. The ESPP qualifies as a non-compensatory plan under section 423 of the Internal Revenue Code. The amendments to the ESPP of May 1, 2005 removed the “look back” provision that was previously a part of the ESPP and reduced the discount for purchasing shares of the Company’s stock to five percent. These modifications to the ESPP were made at the time as a result of the Company’s anticipated adoption of SFAS No. 123R. The Company does not offer an Employee Stock Ownership Plan.

Other Material Elements

The Company does not have any deferred compensation plans and there are no other material elements related to the Company’s compensation of its executives that are not otherwise specified herein.

Employment Agreements

The Company utilizes employment agreements on a limited basis. In 2000, the Company entered into management agreements with Paul F. McLaughlin, Robert M. Loiterman, and Steven R. Roth each effective as of July 24, 2000. These individuals previously had employment agreements with the Company at the time when it was a private entity. Then, at the time the Company went public, each executive’s respective agreement was redrafted to reflect terms consistent with a public company (e.g. rights in equity holdings) and were executed. The management agreements with Mr. Loiterman and Mr. Roth provide for terms of one year with automatic renewals for additional one-year terms unless the Company or the executive delivers a notice of non-renewal to the other party. Mr. McLaughlin’s management agreement provides for an initial term of two years with automatic renewals for additional two-year terms. The management agreements with each of Messrs. Loiterman and Roth prohibit the executives from competing with the Company in any way or soliciting its employees during their terms of employment and for one year after termination of their employment. Mr. McLaughlin’s management agreement prohibits him from competing with the Company in any way or soliciting its employees during the term of his employment and for two years after termination of his employment.

The management agreements provide that if the Company terminates an executive’s employment without cause or if the executive terminates with good cause, the Company will be required to pay Mr. Loiterman and Mr. Roth their base salary for one year and two years in the case of Mr. McLaughlin as well as any bonus, should it become payable after the date of termination. Good cause is defined in the agreements as: a) a material reduction in the duties and responsibilities of the executive; b) the relocation of the executive outside of the Flanders, New Jersey area; c) requiring the executive to make a material misstatement or omission in any financial report or governmental filing; or d) a material breach of the agreement that is not corrected within fifteen (15) days of notice to the Board. The agreements also provide that in the event of the termination of an executive’s employment upon a change in control, which results in the executive not being offered a management agreement on comparable terms, the executive will be entitled to receive his base salary for one year, or two years in the case of Mr. McLaughlin. In this context, a change of control would occur if, among other events, the Company was sold to an independent third party and that independent third party acquired enough of the Company’s stock to elect a majority of the Company’s Board of Directors, or that independent third party acquired all, or substantially all, of the Company’s assets. The management agreements with these executives provide that in the event the individual is terminated without cause or for good cause by the executive, the executive is entitled to continue group health or other group benefits as allowed by the Consolidated Omnibus Budget Reconciliation Act (COBRA) after the individual’s termination.

In 2004, with the establishment of its branch offices in Japan, the Company entered into an employment agreement with Yasuomi Uchida for his services as Vice President of the Company and President and Representative Director of the Company’s Japanese subsidiary, Rudolph Technologies Japan, KK. The Company entered into this employment agreement based on the requirement under Japanese law that an individual who serves as a company’s representative director may only serve as a general manager and operate the day-to-day business of the company if there is an engagement agreement between the parties. Mr. Uchida’s employment agreement provides for an initial term of twenty-seven months with automatic renewals for additional one-year terms unless the Company or the executive delivers a notice of termination to the other party after the initial term. It details the terms of his compensation program (base salary, discretionary bonus, benefits and initial stock option grant) but does not include severance or change in control provisions. In January of 2007, Mr. Uchida was appointed Chairman of the Rudolph Technologies Japan, KK Board of Directors and he remained a Representative Director of the Company’s Japanese subsidiary, Rudolph Technologies Japan, KK. Yoshiro Ogaya was appointed President and Representative Director of the Japanese subsidiary. Consistent with the rationale and legal requirements set forth above, Mr. Ogaya entered into an employment agreement with the Company which provides for an initial term of twenty-three months with automatic renewals for additional one-year terms unless the Company or the executive delivers a notice of termination to the other party after the initial term. Again the agreement details the terms of Mr. Ogaya’s compensation program (base salary, discretionary bonus, benefits and initial stock option grant) but does not include severance or change in control provisions.

Upon the merger with August Technology Corporation, the Company assumed certain executive employment agreements into which August Technology had entered. These included the agreements with following executives currently employed by the Company: Jeff L. O’Dell and D. Mayson Brooks effective March 1, 2002, Ardelle Johnson effective August 18, 2003, Jeffrey Nelson effective January 17, 2005 and Michael Plisinski effective April 22, 2005. Pursuant to these agreements, each executive has a set annual base salary that may be adjusted upward or downward by the Chief Executive Officer or Board of Directors. Further, the agreements set forth that the employment of each of these executives may be terminated by mutual written agreement, by either party with thirty days written notice, or by the Company for cause as defined therein. In the event the Company terminates the executive’s employment without cause, or by mutual agreement, the individual is entitled to severance equal to a standard severance period, except where change in control provisions are met whereby the severance is equal to a change in control severance period. All of the agreements are identical in nature except for the specific terms set forth in the exhibit to the respective employment agreements defining employee title, manager, base salary, severance period, change in control severance and other special provisions. The severance period for Messrs. O’Dell, Brooks and Johnson is twelve months of base salary and the change in control severance is eighteen months of base salary. For Mr. Plisinski, the severance period is six months of base salary and the change in control severance is six months of base salary, while for Mr. Nelson they are three months and three months, respectively. The employment agreements with each of these executives provide that in the event the individual is terminated with or without cause upon thirty (30) days notice or upon a change in control, the executive may elect to continue group health or other group benefits as allowed by COBRA, and the Company shall make the COBRA payments for the duration of the individual’s severance period.

In addition to the foregoing, upon the hiring of Alex Oscilowski as Chief Operating Officer, the Company agreed to include a change of control stipulation as part of his employment package. While Mr. Oscilowski did not enter into an employment agreement with the Company, it was agreed that in the event of a change in control of the Company he would receive severance in the amount of twelve months of his base salary. This stipulation was agreed to as an additional incentive negotiated by Mr. Oscilowski and the Company prior to his employment.

Elements of Post-Termination Compensation

The Company does not have a practice of providing retirement benefits, including any supplemental executive retirement plans (SERPs), to its executives. Further, the Company does not have any policy which obligates it to provide severance benefits to its executives or directors. As discussed above, however, for the executives who have entered into employment agreements with the Company, these agreements each contain a severance and change-in-control provision. In addition, the Company retains the discretion to utilize the offer of severance and/or change-in-control protection as an incentive in its hiring of executives.

The Company maintains a policy of entering into an agreement with each of its new employees, including executives which contain both non-solicitation and non-competition provisions. The non-solicitation provisions apply for one (1) year after termination of the individual’s employment while the non-competition provisions are in effect during the individual’s employment and for one (1) year thereafter. Each of the Company’s executives has entered into these covenants on the stated terms with the Company except Mr. McLaughlin whose non-solicitation and non-competition provisions are in place during and extend for two (2) years after the end of his employment with the Company. In each case, these covenants have been implemented to protect the confidential information, goodwill and other assets of the Company that are transferred to the individual during his/her employment and to preclude possible unfair competition against the Company through the use of such information. For those individuals with employment agreements, should a breach of the non-solicitation or non-competition terms of their agreements occur, this could give rise to the Company declaring a breach under the agreement and terminating all severance payments thereunder.

Upon termination of an executive’s employment with the Company, the individual is entitled to receive his or her base salary earned through the termination date, prorated on a daily basis, along with a payout for all accrued but unused vacation time earned though such date. Thereafter, further cash compensation to the executives is discontinued, except to the extent that severance or change-in-control payments must be made per the discussions above. This includes the removal of any obligation by the Company to pay any unpaid bonuses, except in the cases of Messrs. McLaughlin, Roth and Loiterman per their management agreements. In addition to the foregoing, upon termination, all perquisites and benefits cease. As discussed above, certain executives with the Company who have entered into employment agreements are entitled to elect to continue group health or other group benefits as allowed by COBRA. The Company retains the right to offer severance and/or payment of COBRA benefits to any individual who is terminated from the Company at its discretion.

In the event an individual who has received RSU grants from the Company ceases in their employment or engagement to provide services to the Company, under the Company’s Restricted Stock Purchase Agreement and in accordance with the Company’s 1999 Stock Plan, any RSU grants which are not vested as of the individual’s termination date are forfeited immediately, without any further action by the Company. As Administrator of the Company’s 1999 Stock Plan, the Compensation Committee retains the right to waive or amend such forfeiture of any unvested RSU grants at its discretion.

Stock Ownership/Retention Guidelines

The Company has established guidelines related to stock ownership and retention for its executives and its outside directors. The guidelines require that each executive, including the named executive officers, own at least 1,000 shares of Company common stock within one year of their date of hire and thereafter maintain such ownership status during the course of their employment with the Company. Similarly, each outside director of the Company is required to own at least 1,000 shares of Company common stock within one year of their date of their election to the Board of Directors and thereafter maintain such ownership status during their service as a Director of the Company. For those executives employed by the Company and outside directors serving on the Board at the time of the enactment of these policies, the one year timeframe extended from the date of the Board approval of the subject resolution. The Company has no other stock retention policies applicable to its employees, including the named executive officers and other executives, or directors. The Company adopted these policies in order to further align the interest of the executives and outside directors with the interests of shareholders, have a stake in the long-term financial future of the Company and to further promote the Company’s commitment to sound corporate governance while allowing them to prudently manage their personal financial affairs.

In assessing compliance with the foregoing guidelines, the Company takes into consideration only the ownership of common stock in the Company. To that end, restricted stock units and vested stock options do not qualify as shares in meeting the Company’s stock ownership and retention guidelines.

The Company’s stock ownership and retention guidelines are reviewed annually by the Nominating and Governance Committee of the Company. At their last review on January 31, 2007, the guidelines were found to continue to be appropriate and acceptable, both in the required number of shares to be owned and retention period, and no changes to the policies were recommended by this Committee. At this same time, the Nominating and Governance Committee also reviewed the compliance of the Company’s executives and directors with the terms of the policies. It was determined that all executives and directors who were with the Company and acting in their executive/ director capacities for over one year were in compliance with the ownership requirement of 1,000 shares of Company common stock. In the event that an individual were to not meet or drop below the requisite number of shares, the Company would inform the individual of the discrepancy and thereafter he/she would be required to acquire sufficient shares to reach the threshold amount. Should such individual continue to not own the required number of shares, additional action, including possible removal from the executive/director role would be considered by the Board.

The Company has no other policies regarding stock ownership or retention and does not have a policy which addresses hedging of company stock ownership by executives except for the Company’s policy relating to insider trading.

Impact of Regulatory Requirements

The Company’s stock option grant policies have been impacted by the implementation of SFAS No. 123R, which was adopted on January 1, 2006. Under this accounting pronouncement, the Company is generally required to value stock options granted and stock options granted after adoption of SFAS No. 123R under the fair value method and expense those amounts in the income statement over the stock option’s vesting period. Because of the financial impact of SFAS No. 123R, the current intent of the Company is to limit the number of shares granted. It is believed that this strategy is best aligned with the Company’s stakeholder philosophy because it is intended to limit future earnings dilution from options while at the same time retains the broad-based stock option plan, which the Company believes is important to employee commitment.

The Company’s compensation program is structured to comply with Internal Revenue Code Sections 162(m). Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

In as much as the Company does not employ nonqualified deferred compensation plans, Internal Revenue Code Section 409A does not play any role in the decisions related to its compensation decisions and design.

Finally, the Company’s compensation program was developed in advance of the implementation of the new proxy disclosure rules and has remained unchanged even with the advent of these rules. The decisions made in administering to the Company’s compensation programs are based on sound business practices and are not predicated on the issuance of the disclosure rules. Further, the determination of the named executive officers under the new proxy disclosure rules have not had any impact on the Company’s decisions regarding and designs of the individual’s related compensation. Other than as outlined above, no other regulatory requirements have a significant impact on the Company’s compensation programs, decisions or designs.

Conclusion

In reviewing its compensation programs, the Company has concluded that each element of compensation as well as the total compensation delivered to its named executive officers as well as its other executives are reasonable, appropriate and in the best interests of the Company and its shareholders. This is due to the fact that the programs meet the Company’s goals of establishing a compensation package that attracts and retains a strong motivated leadership team, aligns the financial incentives of the executives with the interests of the shareholders, and rewards the achievement of specific annual, long-term and strategic goals by the Company. At the same time, the compensation package remains consistent with those offered by competitive companies within the industry. It is believed that the compensation programs established by the Company have enabled it to recruit and secure a talented and motivated leadership team by which the Company drives toward the ultimate objective of improving stockholder value.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) within the Executive Compensation section of this Proxy Statement with the management of the Company. Based on such review and discussion, we are of the opinion that the executive compensation policies and plans provide appropriate compensation to properly align Rudolph Technologies, Inc.’s performance and the interests of its stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term. Accordingly, we have recommended to the Board of Directors that the CD&A be included as part of this proxy filing.

THE COMPENSATION COMMITTEE

DANIEL H. BERRY (CHAIRMAN)

PAUL CRAIG

CARL E. RING, JR.

Summary Compensation Table

The table below sets forth information for the most recently completed year concerning the compensation of the Chief Executive Officer and the Chief Financial Officer of the Company and the three other most highly compensated executive officers of the Company who were serving as such at the end of the fiscal year ended December 31, 2006 (together, the “Named Executive Officers”):

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Paul F. McLaughlin	2006	$480,496	$274,510	—	$196,560	$19,289	$970,855
Chairman and Chief Executive Officer

Steven R. Roth	2006	$236,389	$73,078	—	$65,367	$17,264	$392,097
Senior Vice President, Finance and Administration and Chief Financial Officer

Nathan H. Little	2006	$210,400	$99,337	—	$68,387	$21,053	$399,177
Executive Vice President and General Manager of Inspection Business Unit

Robert M. Loiterman	2006	$260,802	$89,245	—	$51,417	$17,995	$419,458
Senior Vice President and General Manager of Metrology Business Unit

Michael P. Plisinski	2006	$177,789	$20,072	$141,768	$56,438	$19,596	$415,663
Vice President and General Manager of Data, Analysis & Review Business Unit

(1)	For more information regarding the Company’s assumptions made in the valuation of restricted stock units and stock options, see Note 10 to the financial statements included in the Company’s Form 10-K for the year ended December 31, 2006.
(2)	Represents performance bonus awards under the key executive cash bonus plan earned in 2006, but paid in 2007.
(3)	Amounts shown include (i) the following life insurance premiums paid by the Company for each executive officer in 2006: Mr. McLaughlin ($864), Mr. Roth ($864), Mr. Little ($834), Mr. Loiterman ($864) and Mr. Plisinski ($570); (ii) amounts contributed by the Company under the Company’s 401(k) Saving and Retirement Plan for 2006: Mr. McLaughlin ($6,600), Mr. Roth ($6,600), Mr. Little ($5,017), Mr. Loiterman ($7,331) and Mr. Plisinski ($4,277); (iii) amounts paid by the Company for automobile allowances for 2006: Mr. McLaughlin ($6,000), Mr. Roth ($6,000), Mr. Little ($6,000), Mr. Loiterman ($6,000) and Mr. Plisinski ($3,500); (iv) amounts paid by the Company for tax return preparation in 2006: Mr. McLaughlin ($5,500), Mr. Roth ($3,500), Mr. Little ($3,500), Mr. Loiterman ($3,500) and Mr. Plisinski ($0); (v) amounts paid by the Company for relocation expenses in 2006: Mr. McLaughlin ($0), Mr. Roth ($0), Mr. Little ($4,578), Mr. Loiterman ($0) and Mr. Plisinski ($10,998); (vi) amounts paid by the Company for opting out of health insurance coverage: Mr. McLaughlin ($0), Mr. Roth ($0), Mr. Little ($800), Mr. Loiterman ($0) and Mr. Plisinski ($0); and (vii) amounts paid by the Company for airline club membership for 2006: Mr. McLaughlin ($325), Mr. Roth ($300), Mr. Little ($325), Mr. Loiterman ($300) and Mr. Plisinski ($250).

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based restricted stock awards granted in 2006 to the Named Executive Officers. The dollar amounts indicated under the “Grant Date Fair Value” is the full fair value of each grant, in accordance with the applicable accounting literature, which is greater than the amortization costs the Company recognized on its fiscal year 2006 financial statements with respect to such grant.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Units (1)	Grant Date Fair Value
Name	Grant Date	Threshold	Target	Maximum

Paul F. McLaughlin
Performance-based	January 25, 2006	—	$196,560	$196,560	—	—
Time-based	February 16, 2006	—	—	—	35,000	$610,400

Steven R. Roth
Performance-based	January 25, 2006	—	$72,630	$72,630	—	—
Time-based	February 16, 2006	—	—	—	8,000	$139,520

Nathan H. Little
Performance-based	January 25, 2006	—	$75,985	$75,985	—	—
Time-based	February 16, 2006	—	—	—	10,000	$174,400

Robert M. Loiterman
Performance-based	January 25, 2006	—	$93,485	$93,485	—	—
Time-based	February 16, 2006	—	—	—	10,000	$174,400

Michael P. Plisinski
Performance-based	July 27, 2006	—	75,250	75,250	—	—
Time-based	May 23, 2006	—	—	—	10,000	$165,100

(1)	These restricted stock units will vest 20% on each of the subsequent five anniversaries of the grant date. For additional information, see “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by the Named Executive Officers as of December 31, 2006. The aggregate dollar values indicated in the table below for equity incentive plan awards are the market or payout values and not the SFAS No. 123R values or the compensation expense recognized by the Company on its financial statements for fiscal year 2006 with respect to its long-term equity incentive plan awards. Such compensation expenses amounts, or the amortization pursuant to the applicable accounting literature is provided in the “Summary Compensation Table” and the table under “Grants of Plan Based Awards” above.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Excercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Units of Stock That Have Not Vested (1)	Market Value of Units of Stock That Have Not Vested (2)
Paul F. McLaughlin	125,000	—		$16.00	11/10/09	—	—
	125,000	—		$40.13	01/25/11	—	—
	30,000	—		$23.40	10/18/11	—	—
	35,000	—		$14.62	10/17/12	—	—
	150,000	—		$16.41	01/28/13	—	—
	75,000	—		$26.20	01/28/14	—	—
	—	—		—	—	75,000	$1,194,000

Steven R. Roth	75,000	—		$16.00	11/10/09	—	—
	50,000	—		$40.13	01/25/11	—	—
	15,000	—		$23.40	10/18/11	—	—
	10,000	—		$14.62	10/17/12	—	—
	45,000	—		$16.41	01/28/13	—	—
	25,000	—		$26.20	01/28/14	—	—
	—	—		—	—	19,600	$312,032

Nathan H. Little	25,000	—		$50.30	05/21/11	—	—
	15,000	—		$23.40	10/18/11	—	—
	75,000	—		$16.41	01/28/13	—	—
	35,000	—		$26.20	01/28/14	—	—
	—	—		—	—	26,400	$420,288

Robert M. Loiterman	75,000	—		$16.00	11/10/09	—	—
	75,000	—		$40.13	01/25/11	—	—
	15,000	—		$23.40	10/18/11	—	—
	12,500	—		$14.62	10/17/12	—	—
	55,000	—		$16.41	01/28/13	—	—
	30,000	—		$26.20	01/28/14	—	—
	—	—		—	—	24,000	$382,080

Michael P. Plisinski (3)	30,500	—		$9.32	08/01/10	—	—
	1,324	—		$24.20	02/06/14	—	—
	921	—		$10.00	10/22/14	—	—
	7,624	—		$13.62	12/30/14	—	—
	2,329	—		$15.87	03/07/15	—	—
	17,881	8,806	(4)	$15.48	04/29/15	—	—
	735	—		$16.71	07/21/15	—	—
	2,384	9,530	(5)	$14.81	01/25/16	—	—
	—	—		—	—	10,000	$159,200

(1)	Restricted stock units were granted on January 27, 2005, based upon the closing market price of the Company’s common shares on that date of $16.83 as follows: Mr. McLaughlin (50,000 shares), Mr. Roth (14,500 shares), Mr. Little (20,500 shares) and Mr. Loiterman (17,500 shares). The restricted stock units vest as to 20% of the shares on each of the first five anniversaries of January 27, 2005. Restricted stock units were granted on February 16, 2006, based upon the closing market price of the Company’s common shares on that date of $17.44 as follows: Mr. McLaughlin (35,000 shares), Mr. Roth (8,000 shares), Mr. Little (10,000 shares) and Mr. Loiterman (10,000 shares). The restricted stock units vest as to 20% of the shares on each of the first five anniversaries of February 16, 2006. Restricted stock units were granted on May 23, 2006, based upon the closing market price of the Company’s common shares on that date of $16.51 as follows: Mr. Plisinski (10,000 shares). The restricted stock units vest as to 20% of the shares on each of the first five anniversaries of May 23, 2006.

(2)	Based on the Company’s common stock closing price of $15.92 on December 31, 2006.
(3)	Mr. Plisinski’s outstanding stock options were assumed through the merger of the Company with August Technology on February 15, 2006.
(4)	These stock options vest in three annual installments beginning on April 29, 2005 (the date of grant). 34% of the stock option grant vests on the grant date and 33% of the stock option grant vests for each of the two subsequent installments.
(5)	These stock options vest in five equal annual installments beginning on January 26, 2006 (the date of grant).

Option Exercises and Stock Vested

The Company has not granted stock option awards to the Named Executive Officers with respect to a fiscal year after 2004. No other options were granted in 2005 or any subsequent year. The following table sets forth information with respect to the exercise of stock options and vesting of restricted stock by the Named Executive Officers during 2006:

		Option Awards		Stock Awards
Name	Year	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Paul F. McLaughlin	2006	—	$—	10,000	$160,100
Steven R. Roth	2006	—	$—	2,900	$46,429
Nathan H. Little	2006	40,000	$148,898	4,100	$65,641
Robert M. Loiterman	2006	—	$—	3,500	$56,035
Michael P. Plisinski	2006	—	$—	—	$—

The Company does not have a pension program nor does it offer non-qualified deferred compensation.

Executive Officers

Set forth below is certain information regarding the executive officers of the Company and their ages as of March 31, 2007. Information relating to Paul F. McLaughlin is set forth above under the caption “PROPOSAL 1—ELECTION OF DIRECTORS—Nominees.”

Nathan H. Little, age 55, has served as the Company’s Executive Vice President and General Manager, Inspection Business Unit since February 2006. From July 2004 to February 2006, Mr. Little served as Executive Vice President responsible for global sales, marketing and new business development. From January 2003 to July 2004, Mr. Little served as the Company’s Senior Vice President of Operations responsible for engineering and manufacturing. Mr. Little has been a Vice President since he joined the Company in May 2001. From 1986 through 2001, Mr. Little held various positions with Philips Electronics where he last served as Vice President, NPR Purchasing for Philips Electronics North America. Mr. Little received a B.S. in Mechanical Engineering from Northwestern University, an M.S. in Mechanical Engineering from the University of Minnesota and an M.B.A. from Harvard University Graduate School of Business.

Robert M. Loiterman, age 47, has served as the Company’s Senior Vice President and General Manager, Metrology Business Unit since February 2006. Prior to that, he served as Senior Vice President of Manufacturing and Engineering from July 2004 to February 2006 and as Senior Vice President of Technology and General Manager of Integrated Metrology from January 2001 to July 2004. From June 1996 to January 2001, Mr. Loiterman served as Vice President of Engineering. Mr. Loiterman has been with the Company for over 15 years. Mr. Loiterman holds a B.S. in Engineering from Rutgers University.

Alexander A. Oscilowski, age 47, has served as the Company’s Chief Operating Officer since November 2006. From February 2005 to November 2006, Mr. Oscilowski served as Vice President of Strategy for

Sematech, Inc., a semiconductor research and development consortium. Prior to that, he served as President and Chief Executive Officer for DFT Microsystems, Inc., a supplier of test instruments for the semiconductor industry. From June 1999 to September 2002, Mr. Oscilowski served as President for Kulicke & Soffa Industries, an assembly equipment and materials supplier for the semiconductor industry. Mr. Oscilowski holds a B.S. in Materials Engineering from Drexel University and an M.B.A. from Boston University.

Steven R. Roth, age 46, has served as the Company’s Senior Vice President, Finance and Administration and Chief Financial Officer since February 2002. From September 1996 to February 2002, Mr. Roth served as the Company’s Vice President, Finance and Administration and Chief Financial Officer. From August 1991 to August 1996, Mr. Roth served as a Director of Corporate Finance for Bell Communications Research, now called Telcordia, a research and development company serving the telecommunications industry. Mr. Roth is a C.P.A. and holds a B.S. in Accounting from Villanova University.

D. Mayson Brooks, age 48, has served as the Company’s Vice President of Global Sales since December 2006 and prior to that as the Company’s Vice President of Global Sales, Inspection from February 2006 when the Company merged with August Technology Corporation to December 2006. From January 2002 to February 2006, Mr. Brooks served as Vice President of Sales and Field Operations for August Technology and also served as Vice President of Sales and Marketing from July 1999 to January 2002. Mr. Brooks holds a B.S. in Engineering from the United States Naval Academy and an M.B.A. from the University of North Carolina.

George Collins, age 58, has served as the Company’s Vice President of New Business Development since July 2005. From January 2004 to July 2005, Mr. Collins also served as Vice President and General Manager of the Key Accounts Business Unit and prior to that served as Vice President of Marketing from February 2002 through January 2004, and as Director of Marketing from April 1996 to February 2002. Mr. Collins received a B.S. in Chemistry from Thiel College, a Ph.D. from Rutgers University and an M.B.A. from Rutgers University.

Robert DiCrosta, age 59, has served as the Company’s Vice President of Global Customer Support since February 2002. From July 2000 to February 2002, Mr. DiCrosta served as the Director of Global Customer Support. Prior to that, he served in various positions in Customer Support and Finance with other high tech equipment manufacturers. Mr. DiCrosta received a B.S. in Marketing from the University of Bridgeport and an M.B.A. in Finance and International Finance from New York University.

Ajay Khanna, age 47, has served as the Company’s Vice President of International Accounts since December 2006 and prior to that as the Company’s Vice President of International Sales, Metrology from February 2006 to December 2006. Mr. Khanna also served as Vice President of International Sales from February 2002 to February 2006. Prior to that, he served in various international sales positions and has been with the Company since 1986. Mr. Khanna received a B.S. in Electrical Engineering from Clarkson University and an M.B.A. from the University of Michigan Business School.

Robert A. Koch, age 45, has served as the Company’s Vice President and General Counsel since May 2003. From April 1986 to May 2003, Mr. Koch was employed by Howmedica Osteonics Corp., the orthopaedic implant subsidiary of Stryker Corporation, where he was their in-house counsel for 12 years and last served as their Director of Legal Affairs. Mr. Koch holds a B.S. in Chemical Engineering and an M.S. in Biomedical Engineering, both from Rutgers University. Mr. Koch earned his J.D. from Rutgers School of Law—Newark in 1991 and is admitted to practice in New Jersey and New York.

John R. Kurdock, age 62, has served as the Company’s Assistant General Manager and Vice President, Metrology Business Unit since November 2006 and prior to that as the Company’s Vice President of Manufacturing, Metrology from February 2006 to November 2006. Mr. Kurdock joined the Company as Vice President of Manufacturing in January 2005. From June 2003 to January 2005, Mr. Kurdock was an independent consultant specializing in the semiconductor capital equipment industry. From January 1997 to June 2003, Mr. Kurdock was the Vice President of Operations for Electro Scientific Industries, a semiconductor capital equipment manufacturer. Mr. Kurdock holds a B.S. in Mechanical Engineering from Carnegie Mellon University.

Ardelle R. Johnson, age 52, has served as the Company’s Vice President of Corporate Marketing since February 2006 when the Company merged with August Technology Corporation. From August 2003 to February 2006, Mr. Johnson served as Vice President of Marketing for August Technology. From June 1980 to April 2003, Mr. Johnson was employed by FSI International Inc., a semiconductor capital equipment company, serving most recently as Vice President of Sales and Marketing. He holds a B.S. in Chemistry from the University of Minnesota and an M.S. from the University of Wisconsin.

Jeffrey T. Nelson, age 51, has served as the Company’s Vice President of Manufacturing, Inspection since February 2006 when the Company merged with August Technology Corporation. From August 2004 to February 2006, Mr. Nelson served as August Technology’s Vice President of Manufacturing. From September 1998 to March 2004, he served as Director of Manufacturing at Elkay Corp, a supplier of sinks, plumbing and cabinetry to retailers. Mr. Nelson received a B.S. in Business Administration from the University of Minnesota.

Michael P. Plisinski, age 37, has served as the Company’s Vice President and General Manager, Data Analysis and Review Business Unit since February 2006 when the Company merged with August Technology Corporation. From February 2004 to February 2006, he was August Technology’s Vice President of Engineering and its Director of Strategic Marketing for review and analysis products from July 2003 to February 2004. Mr. Plisinski joined August Technology as part of the acquisition of Counterpoint Solutions, a semiconductor review and analysis company, where he was both President and sole founder from June 1999 to July 2003. Mr. Plisinski has a B.S. in Computer Science from the University of Massachusetts.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Directors Daniel H. Berry, Paul Craig and Carl E. Ring, Jr., none of whom has interlocking relationships as defined by the SEC.

SECURITY OWNERSHIP

The following table sets forth certain information with respect to beneficial ownership of the Company’s Common Stock as of March 31, 2007 (except as otherwise indicated), by: (i) each person who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) each of the Named Executive Officers, (iii) each of the Company’s directors, and (iv) all directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

Beneficial Owner	Number of Shares (1)	Percentage (2)
FMR Corp.(3) 82 Devonshire Street Boston, MA 02109	4,339,668	14.92%
Dimensional Fund Advisors LP(4) 1299 Ocean Avenue Santa Monica, CA 90401	2,315,707	7.96%
Liberty Partners Holdings, 11, L.L.C. c/o Liberty Capital Partners, Inc. 1370 Avenue of the Americas New York, NY 10019	1,828,040	6.29%
Mazama Capital Management, Inc.(5) One Southwest Columbia, Suite 1500 Portland, OR 97258	1,523,550	5.24%
Paul F. McLaughlin	744,471	2.51%
Steven R. Roth	231,987	*
Nathan H. Little	162,314	*
Robert M. Loiterman	285,844	*
Michael P. Plisinski	157,672	*
Daniel H. Berry	24,783	*
Paul Craig	203,285	*
Thomas G. Greig(6) c/o Liberty Capital Partners, Inc. 1370 Avenue of the Americas New York, NY 10019	1,846,040	6.34%
Jeff L. O’Dell(7)	75,732	*
Carl E. Ring, Jr.	18,000	*
Richard F. Spanier(8)	83,480	*
Aubrey C. Tobey	20,000	*
John R. Whitten	5,000	*
Michael W. Wright	40,802	*
All directors and executive officers as a group (twenty-four persons)(9)	4,266,928	13.86%

*	Less than 1%.
(1)	Includes the number of shares subject to options which are exercisable and restricted stock units vesting within 60 days of March 31, 2007 by the following persons: Mr. McLaughlin, (540,000 shares), Mr. Roth (213,269 shares), Mr. Little (150,000 shares), Mr. Loiterman (262,500 shares), Mr. Plisinski (76,887 shares), Mr. Berry (16,783 shares), Mr. Craig (15,000 shares), Mr. Greig (15,000 shares), Mr. O’Dell (5,337 shares), Mr. Ring (15,000 shares), Mr. Spanier (15,000 shares), Mr. Tobey (15,000 shares), Mr. Wright (21,071 shares) and all directors and executive officers as a group (1,704,455 shares).
(2)	Applicable percentage ownership is based on 29,083,478 shares of Common Stock outstanding as of March 31, 2007. Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes shares as to which a person holds sole or shared voting or investment power. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2007 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted the address for the stockholders named in this table is c/o Rudolph Technologies, Inc., One Rudolph Road, P.O. Box 1000, Flanders, NJ 07836.

(3)	Information provided herein is based on the Schedule 13G that was filed on February 14, 2007 by FMR Corp.
(4)	Information provided herein is based on the Schedule 13G that was filed on February 1, 2007 by Dimensional Fund Advisors LP.
(5)	Information provided herein is based on the Schedule 13G that was filed on January 31, 2007 by Mazama Capital Management, Inc.
(6)	The number of shares of Common Stock beneficially owned by Mr. Greig includes 1,828,040 shares of Rudolph Technologies Common Stock held by Liberty Partners Holdings 11, L.L.C. Liberty Partners, L.P. is the managing member of Liberty Partners Holdings 11, L.L.C. and PEB Associates, Inc. d/b/a Liberty Capital Partners, Inc. is the general partner of Liberty Partners, L.P. Mr. Greig is an officer, director and shareholder of Liberty Capital Partners, Inc. Mr. Greig disclaims beneficial ownership of all shares to the extent it exceeds his pecuniary interest in the securities.
(7)	Includes 21,574 shares held by the O’Dell Family Limited Partnership.
(8)	Includes 7,671 shares held by Dr. Spanier’s wife.
(9)	The number of shares of Common Stock beneficially owned by our directors and executive officers as a group includes 1,828,040 shares of our Common Stock held by Liberty Partners Holdings 11, L.L.C.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to the Company’s equity compensation plans as of December 31, 2006.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,107,809	$20.98	1,557,933
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	3,107,809	$20.98	1,557,933

(1)	Includes only options outstanding under the 1996 Stock Plan, 1997 Stock Plan and the 1999 Stock Plan. Excludes 335,850 shares issuable upon vesting of outstanding Restricted Stock Units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such persons are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the year ended December 31, 2006, all officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements, except as follows: (i) each of D. Mayson Brooks, Ardelle R. Johnson, Jeffrey T. Nelson, Michael P. Plisinski and Michael W. Wright filed a late Form 4 with respect to a restricted stock unit grant in May 2006, (ii) Scott R. Danciak filed a late Form 3 with respect to his initial report of ownership and a late Form 4 with respect to a restricted stock unit grant in June 2006 and (iii) Richard F. Spanier filed a late Form 4 with respect to two transactions on March 15, 2004 and a late Form 5 with respect to one transaction on December 5, 2006.

OTHER MATTERS

The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

STEVEN R. ROTH

Secretary

Dated: April 20, 2007

Please Detach and Mail in the Envelope Provided

Annual Meeting of Stockholders

RUDOLPH TECHNOLOGIES, INC.

May 24, 2007

Ú  Please Detach and Mail in the Envelope Provided  Ú

RUDOLPH TECHNOLOGIES, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS OF RUDOLPH TECHNOLOGIES, INC.

The undersigned hereby constitutes and appoints Daniel H. Berry and Richard F. Spanier, or either of them, as and for his proxies, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or either of them, to vote all of the shares of Common Stock of Rudolph Technologies, Inc. held of record by the undersigned on March 31, 2007, at the Annual Meeting of Stockholders of Rudolph Technologies, Inc. to be held on Thursday, May 24, 2007 and at any and all adjournments thereof as follows:

(Continued and to be signed on reverse side.)

Ú  Please Detach and Mail in the Envelope Provided  Ú

☒	Please mark your votes as in this example

	FOR all nominees listed at right (except as marked to the contrary below)	WITHOUT AUTHORITY to vote for all nominees listed at right
1. ELECTION OF DIRECTORS	☐	☐	Nominees: Daniel H. Berry Thomas G. Greig Richard F. Spanier	2. TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. FOR AGAINST ABSTAIN ☐ ☐ ☐

To withhold authority to vote for any individual write that nominee’s name in the space provided below:
3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
This proxy, when properly executed, will be voted in the manner described herein by the undersigned. If no direction is made, this proxy will be voted FOR all nominees listed.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

		Dated	, 2007
Signature of stockholder	Signature if held jointly

Note:	Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.